Staffing 360 Solutions Completes $1.05 Million
Private Placement

Closing Provides the Necessary Capital to Complete the Acquisition of The Revolution Group, Anticipated within the Next 10 Days

New York, NY – April 24, 2013 – Staffing 360 Solutions, Inc. (OTCQB: STAF), an emerging growth public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare and cyber security industries, today announced the closing of a private placement for total gross proceeds of $1,050,000 to certain accredited investors.

“We are pleased to raise over $1 million to support Staffing 360’s consolidation strategy,” stated Peter J. Goldstein, Chairman of Staffing 360 Solutions. “As previously announced, we are implementing initiatives in Cyber Security, an industry that is becoming a critical focus for protecting our nation’s fragile digital framework. This financing provides us with the necessary capital to complete the acquisition of our first Cyber Security target, The Revolution Group, which is anticipated to close within the next 10 business days, if all closing conditions are met.”

Allan Hartley, CEO of Staffing 360 Solutions, added, “We view this as a threshold event. Once the first acquisition has been completed, we intend to continue to execute our rollup initiatives by acquiring and integrating additional acquisition targets in the staffing industry.”

As part of Staffing 360 Solutions’ growth strategy, its management team has been engaged in the development of a comprehensive program to create a pipeline of prospective acquisitions, including The Revolution Group, Ltd., which is expected to become part of the Company’s newly formed Cyber 360 Solutions division at closing.

In connection with the private placement, Staffing 360 Solutions issued units consisting of the Company’s common stock and warrants to certain accredited investors. The private placement was in reliance upon exemptions from registration pursuant to the provisions of Section 4(a)(2), Rule 506 of Regulation D.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is an emerging public company in the international staffing sector that intends to acquire high-growth domestic and international staffing agencies. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cyber security industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to a minimum of $250 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com